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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

         Bellora,                     Terry                           C.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

        302 East Millsap Road
--------------------------------------------------------------------------------
                                   (Street)

        Fayetteville,               Arkansas                          72703
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol    Staffmark, Inc. -- STAF
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Statement for Month/Year    May 2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

                     X
    ___ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)

     Chief Financial Officer
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
     X
    ____ Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock          5/23/00    P         V    1,000          A      $6.75             1,100               I          By Child
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock                                                                            1,000               D
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock                                                                              200               I          Trust
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see
  Instruction 4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
 Stock Option                         $12.00
 (Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------
 Stock Option                         $12.00
-----------------------------------------------------------------------------------------------------------------------------
 Stock Option                         $12.875
-----------------------------------------------------------------------------------------------------------------------------
 Stock Option                         $27.00
-----------------------------------------------------------------------------------------------------------------------------
 Stock Option                         $24.50
-----------------------------------------------------------------------------------------------------------------------------
 Stock Option                         $8.625
-----------------------------------------------------------------------------------------------------------------------------
 Stock Option                         $8.625
-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                (1)    9/15/06      Common    150,000                                          D
                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
                                (2)    10/2/06      Common    10,000                                           D
                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
                                (3)    3/3/07       Common    27,500                                           D
                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
                                (4)    8/22/07      Common    75,000                                           D
                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
                                (4)    1/27/08      Common    14,000                                           D
                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
                                (4)    4/19/09      Common    15,000                                           D
                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------
                                (4)    4/19/09      Common    50,000                       341,500             D
                                                    Stock
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1)  25,000 on 10/1/96                (2)  40% on 10/2/98        (3)  40% on 3/3/99     (4)  33-1/3% one year after grant
     50,000 on 10/1/97                     60% on 10/2/99             60% on 3/3/00          66-2/3% two years after grant
     25,000 on each of 10/2/98             80% on 10/2/01             80% on 3/3/01          100% three years after grant
     10/1/98, 10/1/99, and 10/1/00         100% on 10/2/01            100% on 3/3/02

               /s/ Terry C. Bellora            6/2/2000
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (7-96)